EXHIBIT 99.2

CapitalSource Elects New Board Member

LOS ANGELES, April 30, 2012 (GLOBE NEWSWIRE) -- CapitalSource Inc. (NYSE:CSE) today announced that Joseph C. Mello has been elected to its Board of Directors. He will complete the term, expiring at the Company's 2014 Annual Meeting, of Frederick W. Eubank who previously retired from the Board. CapitalSource, through its wholly owned subsidiary CapitalSource Bank, makes commercial loans to small and middle-market businesses nationwide and offers depository products and services in 21 retail branches in southern and central California.

Mr. Mello is an experienced healthcare executive. He currently is the Chief Operating Officer-Emeritus of dialysis services company Da Vita Inc. (NYSE:DVA), having served in the COO role from 2000-2009. He previously served as President and Chief Executive Officer of Vivra Asthma & Allergy Inc. and held executive roles with MedPartners Inc. and Caremark Inc.

"Joe has substantial experience in the healthcare field, which is a significant component of our national lending business," said John K. Delaney, CapitalSource Board Chairman. "We are very pleased that he has agreed to join our Board, which already includes a very talented and experienced group of business professionals."

"This is an exciting time to be joining the CapitalSource Board," said Mello. "After successfully navigating the financial crisis, CapitalSource Bank is now particularly well positioned as a stable, profitable and growing institution. I look forward to contributing to the ongoing work of the Parent Board."

The Company also announced that Steven A. Museles would serve out the balance of his current term which expires at the 2014 Annual Meeting. Mr. Museles, who formerly served as Co-Chief Executive Officer of CapitalSource and has been a member of its Board of Directors since January 2010, had previously indicated his intention to resign from the Board at the 2012 Annual Meeting last week. At the request of the Board, however, Mr. Museles has agreed to continue as a Director.

"After more than a decade with the Company in a variety of roles, I am honored to have this opportunity to continue serving as a member of the Board of Directors," said Museles.

About CapitalSource

CapitalSource Inc. (NYSE:CSE), through its wholly owned subsidiary CapitalSource Bank, makes commercial loans to small and middle-market businesses nationwide and offers depository products and services in 21 retail branches in southern and central California. CapitalSource, headquartered in Los Angeles, CA, had total assets of $8.3 billion and total deposits of $5.1 billion as of December 31, 2011. For more information, visit www.capitalsource.com.

CONTACT: Investor Relations:
         Dennis Oakes
         Senior Vice President, Investor Relations
         & Corporate Communications
         (212) 321-7212
         doakes@capitalsource.com

         Media Relations:
         Michael Weiss
         Director of Communications
         (301) 841-2918
         mweiss@capitalsource.com